KIRKLANDS INC FIRST QUARTER 2013 CONFERENCE CALL

Moderator: Robert Alderson, CEO
May 23, 2013
10:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Kirkland’s Inc. First Quarter 2013 Conference Call.

During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

If at any time during the conference you need to reach an operator, please press star, 0.
As a reminder, this conference is being recorded, Thursday, May 23, 2013.
I would now like to turn the conference over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead.
Tripp Sullivan:
Thank you. Good morning, and welcome to this Kirkland’s Inc. Conference Call to review the company’s results for the first quarter of fiscal 2013. On the call this morning are Robert Alderson, President and Chief
Executive Officer; and Mike Madden, Senior Vice President and Chief Financial Officer.

The results, as well as notice of the accessibility in this conference call on a listen-only basis over the
Internet, were released earlier this morning in a press release that’s been covered by the financial media.

Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities
Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on April 18, 2013.

With that said, I’ll turn the call over to Mike for a review of the financial results. Mike?
Michael Madden:	Thank you, Tripp, and good morning, everybody.
A strong finish to the first quarter, better-than-expected merchandise margin and the timing of certain marketing expenses led to the outperformance versus our earnings guidance range.

For the first quarter, net sales were $101.2 million, a 3.5% increase versus the prior year quarter.
Comparable store sales, including e-commerce sales, decreased 2.3%. Comparable brick-and-mortar sales were down 3.1%. E-commerce sales were $3.9 million for the quarter, a 19.1% increase over the prior year quarter.
At the store level, the comp sale decline was driven by a 4% decline in transactions and a 1% increase in the average ticket.

The decrease in transactions resulted from a 7% decrease in traffic counts, offset by a 3% improvement in the conversion rate. The increase in the average ticket was the result of an increase in items per transaction, partly offset by a lower average retail selling price.

From a geographic standpoint, sales results were mixed. On the positive side, comp sales results in the Gulf
Coast states were strongest, offset by weakness in the far West and some areas of the upper Midwest and
South. The important State of Texas, with over 60 stores, performed at the company average.

Merchandise categories showing strong comp performance were mirrors, lamps, wall décor, and candles. These increases were offset primarily by declines in art, furniture, and frames.

We opened one store and closed seven stores during the quarter, bringing us to 317 at quarter’s end. 87% of the stores were in off-mall venues and 13% were located in enclosed malls. And at the end of the quarter, we had 2.32 million square feet under lease. That’s a 12.2% increase from the prior year. Average store size was up 5.2% at 7,324 square feet.

Gross profit margin for the first quarter decreased 41 basis points to 38.9% of sales from 39.3% in the prior year. The components of reported gross profit margin were as follows. First, merchandise margin decreased 38 basis points as a percentage of sales. As expected, higher inbound freight costs negatively affected the margin during the quarter, providing a headwind of approximately 100 basis points.

Aside from the inbound freight pressure, merchandise margins actually improved year-over-year as a result of a more effective, better-controlled promotional activity and an improving sales trend. The latter part of the quarter provided the largest portion of the year-over-year merchandise margin lift.

Secondly, store occupancy costs were basically flat as a percentage of sales, decreasing seven basis points versus the prior year, despite the negative comp performance. This decline can be attributed to additional rent reductions and the closure of under — or unproductive stores.

Third, outbound freight costs were also flat as percent of sales, reflecting lower diesel costs and lower shipping charges for e-commerce.
And last, central distribution costs increased very slightly as percentage of sales due to deleverage.

Operating expenses for the quarter were $32.8 million, or 32.4% of sales, as compared to $32.3 million, or
33% of sales for the prior year quarter, a reduction of 60 basis points as a percentage of sales despite a comp decline for the quarter.

The operating expense ratio benefited from well-managed store payroll and a decrease in marketing expenses.
These benefits were offset partly by an increase in incentive pay accruals at both the store and the corporate level.

Depreciation and amortization increased 66 basis points as a percentage of sales, reflecting the increase in capital expenditures in recent fiscal years and the implementation of major technology upgrades during 2012.

Operating income for the first quarter was $2.8 million, or 2.8% of sales as compared to $3.2 million, or 3.2% of sales in the prior year quarter.
Income tax expense was $1.1 million, 37.4% of pretax income, versus expense of $1.2 million or 38.4% of pretax income, which was recorded in the prior year quarter.
The net income for the quarter was $1.8 million, 10 cents per diluted share as compared to a net income of $2 million, or 10 cents per diluted share in the prior year.

Turning to the balance sheet and the cash flow statement. Inventories at May 4, 2013, were $47.9 million as compared to $47.5 million in the prior year. These numbers reflect an increase in total inventory of 1% and a decrease of 5% on a per store basis.

Based on our experience from last year’s Q2, we planned inventory levels down versus the prior year to place greater emphasis on improving our merchandise margin.

At the end of the quarter, we had $74.1 million in cash on hand, compared to $67.8 million at the end of fiscal 2012 and $73.2 million in the prior year period. The increase in cash came despite heavy capital investment and the completion of our share repurchase program last year.

No borrowings were outstanding under our revolving line of credit. Cash flows from operations were $8.6 million for the quarter, reflecting better inventory control and an increase in tenant allowance collections, combined with positive operating performance.

Capital expenditures were $2.3 million, down from $4.1 million in the prior year quarter and reflective of our planned reduction in capital expenditures for fiscal 2013.

As we look ahead to the second quarter of fiscal 2013, we expect total sales to be in the range of $97 million to $98 million, reflecting a nominal decrease to a nominal increase in comparable store sales results, compared with sales of $91 million and a comparable store sales decrease of 3.6% in the prior year quarter.

As we have discussed before, the shifts in the retail calendar for fiscal 2013 impact our quarterly comp guidance. Each quarter during fiscal 2013 starts one week later than the same quarter of fiscal 2012, due to the retail calendar for fiscal 2012 having 53 weeks versus the typical 52 weeks.

Inside the second quarter, this shift will provide a positive benefit of approximately 100 basis points, which is contemplated in our comp guidance.

As we entered the second quarter, sales trends had improved from where we began the year. However, traffic continues to lag the prior year and remains the primary deterrent in achieving positive comps. Conversion in average ticket have improved, but not yet enough to offset traffic decline.

Importantly, merchandise margin trends have also improved, enhancing our profitability during the first quarter and are expected to gain on the prior year during the second quarter, despite continued headwinds from inbound freight costs.

Operating expenses are expected to increase slightly as a percentage of sales, reflecting expenses associated with our ongoing marketing test, which will impact Q2 a little more than originally forecast due to the shift from Q1 I mentioned earlier.

We expect to report a loss of 8 to 11 cents per share for the quarter as compared to a loss of 11 cents in the prior year. We plan on opening six stores and closing approximately five stores. Inventories at the end of the second quarter are expected to be up slightly versus the prior year in total, due to higher store count but flat on a per store basis.

We are planning to receive a portion of our fall and holiday seasonal products into our DC two to three weeks earlier this year to better coordinate flow to stores for presentation purposes.

For the full year fiscal 2013 as it relates to store count and store growth, we have revised our expectations somewhat. We now expect to open approximately 25 new stores and close approximately 15 stores, implying unit growth of 3% and square footage growth of 5%. The new store openings will be weighted toward the late second quarter and third quarter, and the closings will be weighted toward the first half of the year.

Longer term, we are comfortable with and would expect an annual square footage growth target of 10%. However as we indicated last quarter, we did not want an inordinate amount of store openings in the fourth quarter to dilute the focus on the core business and the leveraging of the other capital investments we’ve made to drive results in that all-important quarter.

Our top line expectations are, for total sales in fiscal 2013, to increase by 3% to 5% over fiscal 2012. Due to the shift in the retail calendar, this expectation for total sales growth reflects the comparison of 52 weeks to 53 weeks. On a 52-week basis, this level of sales growth would imply comparable store sales of flat to a slight increase for the full year.

As far as our margin and expense assumptions for the full year, we expect out — or inbound freight costs to be higher on a year-over-year basis for the second quarter, but expect to benefit from lower inbound freight costs in the back half due to new rates negotiated with our freight forwarders.

We continue to be optimistic about some of the specific initiatives in merchandising that are underway using our new systems capabilities to better manage aspects of our merchandise assortment. We expect these efforts, combined with better inventory control and less reactive promotional activity, to allow merchandise margins to continue to improve as the year progresses.

Tight expense control throughout the company will serve to offset increased expenses in marketing and e-commerce, as well as the impact of planned new hires in our Management Group.
With a tax rate assumption of approximately 38.5% for the year, we would expect earnings per share to be in the range of 75 cents to 85 cents for fiscal 2013.

From a cash flow standpoint, we expect to generate positive cash flow in 2013, and we do not expect any usage of our line of credit during the year. Capital expenditures are currently anticipated to range between $20 million and $23 million in 2013 before landlord construction allowances for new stores.

The mid-point of this range represents a reduction of 30% from fiscal 2012 due to fewer new store openings, as well as reduced spending in information technology in existing stores. We currently estimate that approximately $11 to $13 million of the total capital expenditures will relate to new store construction, $4 million to $5 million will relate to information technology, with the balance of our capital expenditures relating to distribution center improvements and major store maintenance.

We will update our outlook each quarter during the year.
And thank you. I’ll now turn the call over to Robert.
Robert Alderson:	Thanks, Mike, and good morning, everyone.

We were pleased to announce our solid first quarter results, exceeding our guidance for both comparable sales and earnings. As with numerous retailers, we experienced a dismal start to the quarter in February when retail sales and traffic nosedived, likely in response to federal income tax increases, added uncertainty for the sequester concerns, and later-than-expected delivery of tax refund checks.

By mid-March, we began to see some improvement in sales results, with similar trends experienced through April.

Traffic and transactions were the key sales metrics that suffered disproportionately due to the more severe early quarter consumer restrain. Our traffic results dropped 7% for the quarter versus the prior year period.
Strong conversion was slightly higher average ticket and an increase in items per transaction helped alleviate the traffic effect. The traffic and transactions improved gradually over the course of the quarter.

Our merchandise margin for the quarter faced 100 basis points headwind due to higher inbound freight charges, as Mike said. However by the end of the quarter, we were very pleased to see margin performance relatively flat to last year, which speaks favorably of the improvements we’re making in the merchandise mix and the store experience.

Our decision to slightly decrease our inventory carry throughout the year was fortuitous in the first quarter economic environment and also helpful to our store’s ability to more ably present and sell the product.

Merchandise performance continues to show promise from technology upgrades as we work with our new Oracle system capabilities and refine our blend of new and core product strategies, seeking a more robust but consistent business.

Our team is currently adding Phase 2 planning and allocation modules to the base Oracle Retail Management
System. We remain very encouraged about the long-term potential of this element of our foundation technology to be deployed in the third quarter to help us build discrete store inventories.

We’re particularly pleased with our results in lamps, mirrors, ornamental wall decor, outdoor living, and gifts and accessories during the quarter. Our team is regaining resonance for the customer in ornamental wall decor and mirrors, part of the all-important mall category.

The mirror category in particular has performed well for several quarters now, finding a nice and productive balance between core programs and fashion offerings.

Our current repair and restoration efforts are most pronounced in furniture and decorative accessories. We will have a slightly higher percentage improvement and reorder of both core products in our mix during the first half, which has a significantly smaller amount of seasonal orientation than our fall assortment.

While part of the second quarter results, we experienced on plan sales in the period, leading up to, even during the very important week of Mother’s Day, typically the biggest sales week of the first half. We also enjoyed a positive response to our spring friends and family event. We’re not even three weeks into the new quarter. We have a lot of work ahead of us, but we’re encouraged by our sales and margin progress.

Kirkland’s continues to benefit from our fledging but growing a profitable e-commerce business. Our stated
goal is to continue to expand SKUs, sales, and service offerings and to fully integrate this channel with our stores in order to enhance our business and customer relationships, as well as add new and loyal customers.

Web exclusive merchandise continues to be productive and total more than 35% of our online business. Conversion, a focal point of our e-commerce team, showed positive results in the quarter.

We launched a white glove home delivery service for appropriate items during the first quarter, and we will continue to make numerous technical and service-oriented improvements to the site throughout the balance of the year.

As we think about the outlook for the balance of the retail year, recent pockets of improvement in the housing market suggest a lift to consumer confidence and activity, especially for middle income consumers where housing has traditional been a reservoir of wealth similar to the equity and bond markets for the more affluent.

Stronger job creation should follow and benefit from a more robust and consistently improving housing market and would be very helpful to foster a more confident and active consumer group. However, we remain conservative and concerned about the long-term effects of the current Fed and Administration economic policy and actions.

Thus, we are prudently cautious about near- and long-term economic trends, but more positive about Kirkland’s business positioning and prospects and ability to perform.

As I said in my March remarks, we continue to expect improvement in merchandise performance over the balance of the year, and that expectation has not changed. We expect marketing efforts to improve delivery of our value and style message and expand our customer base throughout the year.

We’re deep into multi-market — multi-marketing media tests that will provide the best information we’ve ever had about how to most effectively deliver our value and style message to existing and prospective customers, develop our brand, and enhance customer awareness.

Early results were positive on some components of the test. We’re continuing to test to validate the results before we implement a larger spend. We will have more to discuss on these important initiatives over the next two quarters.

As Mike said, we opened one new store in the quarter and project approximately six in the second, all of which are currently under construction, and we’ll open in the second quarter absent unusual developments.
That suggests a very busy third quarter.

But given recent advice on several delayed space turnovers, we would expect approximately 25 new store openings for the year. A smaller new store class than in previous years. The number of stores will again be the function of right deal, right space, right market with no stretches. The current breakdown suggests fewer relocations in the class. Maybe 20% or less.

As I’ve said before, we operate in a very crowded and confident sector with numerous larger retail chains that have developed significant national brand awareness. We have accomplished a lot of critical and necessary foundational work in our store base, balance sheet, operating technology, marketing, and merchandising to meet the many challenges presented by the sector in the current economic environment. We’re getting better. I look forward to reporting our progress throughout the balance of the year, and thank you for your time and interest.

Operator, we’re prepared to entertain questions.
Operator:	Thank you.
Ladies and gentlemen if you’d like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.
If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.
If you are using a speakerphone, please lift your handset before entering your request.
One moment please for our first question.
And our first question comes from the line of Brad Thomas from KeyBanc Capital Markets. Your line is open. Please go ahead.
Bradley Thomas:	Thanks. Good morning Robert. Good morning Mike.
Robert Alderson:	Good morning.
Bradley Thomas:	I wanted to just first ask about the merchandise margin. You know obviously encouraging signs this quarter, especially even in the context of a negative comp for the quarter.

If we back out the freight aspect of things and just look at the product margins, how much of that improvement was a result of maybe improving trends here through the quarter and more controlled inventory levels? You know, how in control of that merchandise margin do you think you are going forward? You know, what level of improvement do you think you can get, you know, if comps come in line with your guidance?

Michael Madden:
Yes, Brad, the merchandise (unintelligible) — that impact to the freight was 100 basis points. So when you do back that out, I think you’ll see about a 60 basis point improvement in what we would call a first cost type margin.

And we would attribute it to a couple of things in the first quarter. One, as Robert mentioned and I think I did in some of my remarks, the inventory levels were planned tighter and down a bit going into the year. And
I think that inherently made us a little more targeted and the mix was you know more current and went in with a better, you know, markup and in a better position going in from that standpoint.

The other thing that I think benefited us in the quarter was the controlled nature of our promotional activity, particularly as we got deeper in the quarter. We are up against some time frames in the prior year where we had to get a little reactive with a higher inventory level and a sales trend that was not meeting expectation. And, I think that naturally kind of buoys your margin.

And going forward, on the freight side, it’s looking more positive. We feel that the back half will start to see benefits on the inbound freight side as we’ve achieved some rate reductions through our freight forwarders, and we compare those to what we saw last year. We predict that, that will result in a benefit for
us.

And we will continue to do the things we did in Q1 in terms of managing promotions, and then starting to implement and use some of the new technology to drive margin going forward.
So from all that, you know, we internally expect some improvement in our merchandise margin as the year wears on here.
Robert Alderson:	And I think we like our inventory position going into the second quarter better than the last couple or 3 years also.
Bradley Thomas:	That’s great.
Now it’s certainly very, very encouraging to see here.
With respect to the marketing expense, Mike, how much benefit did you see in terms of the timing shift and how much should we factor in, you know, moving from 1Q to 2Q?
Michael Madden:	Yes.

I would quantify that at about a half a million dollars. And really, that — those dollars are accounted for in Q2 and in the early part of the back half, so it’s all factored into the overall guidance. There’s just a little shift about half a million dollars from Q1 into those other periods.

Bradley Thomas:	Great, great.

And then just one last question for me. Robert, I was curious if you had any update on the Board’s plans for the — for succession? Certainly looks like you guys have a lot of opportunities in front of you this year.
But, you know, I know that there is a plan for you to leave here at some point.

Robert Alderson:
Yes. And I think you know it’s just one of those things you have to wait until there’s an announcement.
They’re working and we’re all working together and trying to make sure that we do the best job we can do, but
I don’t think we have anything we can definitively say right now, Brad.

Bradley Thomas:	Okay. I appreciate it. Thanks guys and good luck going forward.
Robert Alderson:	Thanks.
Operator:	Thank you.
Our next question comes from the line of Joan Storms from Wedbush. Your line is open. Please go ahead.
Joan Bogucki-Storms:Hi. Good morning.

I have a question about the — I think, Robert, you had talked briefly about adding the Phase 2 module to the
Oracle Merchandising System. What does that involve, and how does that improve from where the first phase was?

Robert Alderson:
Joan, the Phase 2, we’re defining — that’s our term. We’re defining it as the implementation of really five clear you know modules into our already foundation Oracle system, which is first merchandise financial planning, item planning, assortment planning, location planning and then allocation and replenishment.

So there are really additional tools that work hand-in-hand with the foundation system that we already have in place that will go live in phases throughout Q3.

And the benefits that we see there. Again, number one, efficiency. You’re going to have after this, all aspects of our merchandising systems will be tied together, which we’ve never had before. And there are some big efficiencies just in that.

The item planning and the assortment planning tools I think really adds some functionality and provide us with the visibility and a true buildup from bottoms-up into how we achieve our overall sales plan. We’ve had tools we’ve used in the past, but you know you’re looking at some more robust things that we can do in the system to really see by SKU even how that all builds up to our overall plan.

The location planning tool will certainly help us manage the inventory mix and the assortment in specific stores. And we’ll just have a better handle on the lifecycle of our SKUs by using all these tools, and that will lead to better turns, lower markdown rates — you know, higher margins in the long run.

And on the allocation and replenishment side, we’ll be able to do pre-allocations of a lot of our SKUs as we make orders, and replenishment will be much more automated than it is today.

So a lot of work. And it will take some time to absorb all this, but it’s very important that we make headway in getting it in this year to go along with what we’ve already got in the implementation last October.

Robert Alderson:
I think the key words there are — you know, I think I used building discrete inventories for the stores. The more that you can properly size and designate the right inventory for a particular store, obviously, the better the performance is going to be. And we’re going to continue to press toward that individualization of inventories for stores, and that’s not going to happen immediately.

But as Mike said, with time, we believe we’ll get closer and closer to maximizing that opportunity.
Joan Bogucki-Storms:Okay, that’s great.
And then how is your search going for adding additional buyers in the merchant through the merchandising team?
Robert Alderson:
Again, Joan, I think when we have a result, we’ll announce it. You know as with everything involving personnel, we continue to take a look and work on what we think makes sense for the company and is accretive to ability and eventual results.

Joan Bogucki-Storms:Okay.

And then some of the better performing categories that you talked about had been ones that had been — you know seems like we’re improving versus some of the negatives. So is that sort of functional from a standpoint of you know having a more manageable inventory levels as well as the integration of the initial merchandising system?

Robert Alderson:	I think better information leads to the ability to more quickly repair category performance.

I think one of the most important things has been the very well coordinated and good job that our merchant and planning teams have done in identifying particular SKUs and the level of SKUs that go into our core strategy. Things that need to be part of our mix, day in and day out for extended periods of time. We’ve had a great performance with that sort of in the first quarter as that strategy has been more fully implemented.
And, we expect to help with that going forward.

We’ve had outsized results to the level of inventory for that group. So that’s — I think that’s an important part of it. But generally, I think what we’re seeing happen, for example, and in the wall, is that it’s not just about art. It’s about ornamental wall décor. It’s about mirrors. And we certainly have over the last 2 years made improvements in putting our mirrors in a better position, and the same thing with ornamental wall decor.

We’ve done a much better job, I think, of cutting down SKUs and presenting our offering in the store. So it’s been both a merchandising effort and an in-store effort to make that happen.
Michael Madden:
Yes. I think the in-store piece is important, too. I mean, we’ve done a lot of work and are trying hard to improve how we visually display the product through our work last year and you know fixture enhancements, and you know I think we’re starting to see some of that work in our favor as well. So that’s an important part of
it.

Joan Bogucki-Storms:Okay.
And then one last question and I’ll let someone else go.

On the traffic comp, which was down 7% — I mean I think you were saying at the beginning of the quarter was pretty tough, but you saw improvements. So was that traffic trend sort of improving as you got through the quarter?

Michael Madden:	Yes, it was definitely softer in February.

Another point I would make on the traffic is, there is a calendar shift. It’s a small one, but it accounts for about a point of that because of the way the weeks fall. But yes, it improved and it was also impacted by the calendar a little bit.

Joan Bogucki-Storms:Thanks a lot.
Robert Alderson:	Thank you.
Operator:	Thank you.
Our next question comes from the line of David Magee from SunTrust Robinson Humphrey. Your line is open. Please go ahead.
Lynda Guthmann:	Hi. Yes, this is Lynda Guthmann in for David.

First, if we can just talk a little bit more about the e-commerce business. What — you mentioned some initiatives that you guys are working on here. If you’re able to expand upon this, are you guys are looking at anything such as shipping from the store or store pickup?

Michael Madden:
We do a lot of in-store pickup right now. In fact, it’s about 45% of our business, so we have a pretty healthy in-store pickup capability. We are looking at improving that down the road to be more real-time.
Right now, we actually facilitate the order out of our DC, and it arrives free on our truck to avoid shipping. But that involves the customer have to wait a little bit longer than we would like them to.

And so that’s a future enhancement that we’re going to add to be able to pull more dynamically from the inventory. So that’s — so the in-store pickup is a big part of the business.

Robert mentioned white glove was a capability we added in Q1. We’ve done some things with the checkout process, the checkout funnel, to make that easier for customers. We now take our private label credit card online, which is a big win for us. That is something that we added during the quarter.

And we’re just, you know, behind the scenes doing things to improve the site and the SEO capabilities where - you know, the way we tag words and keywords on the site.

As we look forward, there’s a lot more we want to do, and it does involve the things you mentioned, which is really becoming more in sync with stores, dynamically shipping and sending products to customers, giving them more chances as to how they want it. And those are all things that we have in our roadmap. Some of which will come of this year, but some, you know, in the future periods.

Lynda Guthmann:	And the next question. And this might be too early to tell, but are you seeing any cannibalization from the online business affecting the stores?
Michael Madden:
There’s certainly a strong overlap between where the orders come from and where our stores are located. So I guess, you know, we don’t see a big effect there. A lot of the goods are being shipped to the stores. I mentioned you got 45% of them actually triggering a follow-up store visit. So what we’re trying to do is maximize our chances of converting customers in both — on both the Web and in the store.

We allow returns to the store. That’s another store visit. So we think cannibalization is pretty small.
Robert Alderson:	And especially if you consider it in terms of the percentage that e-commerce sales are to the total sales, it suggests that it’s somewhat minimal now.
Lynda Guthmann:	Okay, great.

And then last question for next quarter. Assuming that second quarter comps are flatter, what is driving the sequential improvement? Would it be more conversions or — since traffic has been kind of down.

Michael Madden:
Well, we have you know plans for the back half. And if you look at the numbers and the buys that we’re making, we feel that some of these benefits that we see out of the technology improvements and out of some of our internal process that we’ve been working on for the last six to nine months and in — and currently, we’ll continue to build and start to pay off.

We think it’s gradual, and our plan is by fourth quarter you know hopefully, we’re at a little bit higher level. We aren’t calling for — you know, we’re calling for a flat to a slight increase in comps, so it’s not a dramatic move from where we’re operating right now.

Lynda Guthmann:	Okay, great. Thank you.
Robert Alderson:	Thank you, Lynda.
Operator:	Thank you.
Our next question comes from the line of Alex Fuhrman from Piper Jaffray. Your line is open. Please go ahead.
Alex Fuhrman:	Great. Thanks a lot.

You know, I’d love to talk just a little bit quickly about the increase in conversion in the quarter. You know as you saw traffic pick up sequentially throughout the quarter, did you see a similar inflection upward in conversion, or was that a little bit more constant throughout the year?

And you know to what extent is that — do you feel driven by the — you know, just a better merchandise assortment, given that your inventories have been a little bit more in control?

And then kind of looking out to the balance of the year is there a whole lot that you can do to affect traffic levels? Whether it’s with your marketing, or promotions, or in-store window displays, things like that, or is it really just a function of the real estate at this point?

Michael Madden:	All right. The piece about inventory, you might have to repeat, but I’ll start with the other.

The trends on traffic, you know, as they did improve we didn’t — we also saw improvement in conversion. I would say the conversion trend was more consistent across the quarter than the traffic trend. So as we finished up the quarter, conversion was maybe even a little better than when we started.

So that’s encouraging from that standpoint with it — you know sometimes traffic conversions can work in opposite directions because the more people that walk in, the harder they are to convert. But we didn’t see that as much, that relationship, as we worked in April.

As far as going forward in the year, how do we affect traffic? You know ultimately, it’s about having the right product and promotions and things to drive people to the store. We are in the midst of this marketing test, which is really important. But it only affects seven markets currently.

But what we can do as the year progresses and we see what works in this test and we start to apply it to a broader group stores. And that’s a big initiative for us right now.
Alex Fuhrman:	Thanks for your answer, and good luck with the quarter.
Robert Alderson:	Thank you.
Operator:	Thank you.
As a final reminder ladies and gentlemen, to register for a question please press the 1 followed by the 4.
Our next question comes from the line of Anthony Lebiedzinski from Sidoti & Co. Please go ahead.

Anthony Lebiedzinski: Good morning.

I was just wondering how long do you plan to run the marketing test? You know at this point, what are your current thoughts?

Michael Madden:Well, we’re running it from March to July in seven markets, and it’s a combination of cable, solo, free-standing inserts in the newspaper, and shared free-standing inserts in the newspaper, and direct mail as well.
And we are — you know the plan would be to assess the test and really think about how to scale it across a larger number of markets in the back half potentially, in addition to keeping in the current markets in the test. That’s probably our decision point this year as we get deeper into the test. It’s still early.
As we go forward more longer term, you know ultimately, it’s you know how do we scale this activity system-wide and when do we do it? But inside fiscal 2013, it’s about a kind of moving beyond the test should we see success. And early on, it’s looking like its effective. We’re seeing positive results. It’s still early, and we want to read the rest of it. Yes.
((Crosstalk))
Michael Madden:Yes.
Anthony Lebiedzinski:	Okay. So I’m sure you’ll have more to say on your next conference call in August about it, right?
Michael Madden:Yes.
Robert Alderson:We will.
Anthony Lebiedzinski:	Okay.

Now I was wondering if there was any significant weather impact in your quarterly sales performance, or anything you can perhaps call out?

Michael Madden:Not really.
Robert Alderson:I don’t think we saw any — we’re pretty
conservative about talking about weather. We have to have
a sort of a major regional sort of event that causes us a
lot of store closings over a protracted period of time
before we call out weather. We don’t typically — we’re not
typically affected by for example, a slightly later or
slightly earlier spring. I think, sometimes, we are, but
not to the extent maybe that apparel retailers are.
Anthony Lebiedzinski:	Got you. Got you.

And in terms of just overall, your outlook for expenses as you trim your store openings. I mean can you talk about the different puts and takes that we should think about for operating expenses throughout the rest of the year?

Michael Madden:	Yes.

I mean, the biggest one that I think could move one
way or the other would be marketing, depending on
how you know we see things progress over the next
few months. So that’s one that you know we will
evaluate before we go a little deeper with it.

Beyond that, we have been I would say pretty
conservative in terms of expenses and increases in
expenses as we plan this year. I mean, store payroll
has — as I mentioned earlier, we had good control
and we leveraged that even with the negative comp in
the first quarter, which was you know a good sign.

And we’re — you know, we’re really looking across
the organization to make sure that we are investing
with expense increases more than just layering in
other things. So I feel like, you know, we’ve done
some work there that will allow us to hold those
down as the year progresses. And the store count is
a factor in that with fewer openings. That certainly
plays into it as well.

Anthony Lebiedzinski:Okay. Thank you very much.
Robert Alderson:	Thank you.
Operator:	Thank you.
And our final question comes from the line of Matt Dhane from Tieton Capital. Your line is open. Please go ahead.
Matthew Dhane:	Thank you.

I was curious, with the positive margin impact due
to holding inventories down in Q1, would you expect
average inventory per store to remain down at
similar levels in Q2 and I guess for the rest of the
year? I know you talked about inventories being up
in Q2, but obviously your store base is growing in
results. Can you help me understand the — I guess
the carry-forward of that strategy going forward?

Robert Alderson:	We would expect inventories to be down in a similar fashion I think through the balance of the year.
Michael Madden:
The only caveat to going into Q3 that I would
mention is we did and have made a decision to flow
the seasonal product a little sooner. Ultimately,
that settles out. But in terms of going into Q3, we
did that for planning presentation purposes to allow
a better flow to stores this year that we felt like
we’ve got an opportunity from last year’s
experience.

Robert Alderson:
And I think at the end of the year, you may see a
similar early receipt of goods that would be
affected by Chinese New Year, which would be a
January phenomena that would affect March and April
sales most dramatically. So you may see us adjust a
bit there.

But overall, the idea is that slightly lower inventories than we’ve had in the prior couple of years should be helpful to sales and the margin.
Matthew Dhane:	And from your perspective, is there any advantage to even trying to pull them down even lower and seeing if that has the further benefit on margins (unintelligible)?
Robert Alderson:
I think we will be evaluating that. I mean, I think
our inclination is to fight the urge to try to drive
sales with more. And I think the idea is that you
drive better sales with better inventory, and I
think that’s what all the technology and the process
change and efforts that we’re making throughout the
organization are to be even more productive with a
smaller level of inventory, and therefore, use our
resources more effectively.

Matthew Dhane:	Great. Thank you both.
Robert Alderson:	Thank you.
Operator:	We have no further questions at this time. Mr. Alderson, I’ll turn the call back over to you.
Robert Alderson:	Well, thank you very much, everyone. We appreciate your interest today, and we look forward to speaking with you in a few months.
Thanks. Bye.
Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your lines.